                                                                 EXHIBIT (C)(8)

                      AGREEMENT TO VOTE AND TENDER STOCK


         THIS AGREEMENT TO VOTE AND TENDER STOCK, dated as of February 10, 1998 (the "Agreement"), among the Granting Stockholders named on Schedule A hereto, Sprint Corporation, a Kansas corporation ("Sprint") and Sprint Communications Company L.P., a Delaware limited partnership ("Sprint L.P.") (the Granting Stockholders, Sprint and Sprint L.P. are collectively referred to herein as the "Parties" and individually as a "Party").

         WHEREAS, the respective Boards of Directors of Sprint and EarthLink Network Inc., a Delaware corporation (the "Company") have determined to enter into a strategic relationship in the area of Internet access and related services and Sprint will make investments in the Newco, Inc., a Delaware corporation ("Newco") and the Company in connection with the Merger of Newco Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Newco ("Newco Sub") and the Company in order to enhance the capabilities for growth and financial and strategic success;

         WHEREAS, Sprint, Sprint L.P., the Company, Newco and Newco Sub have entered into an Investment Agreement as of the date hereof (the "Investment Agreement") contemplating that strategic alliance and addressing the terms and conditions of such investment and related transactions;

         WHEREAS, a condition to Sprint's obligations under the Investment Agreement is that each of the Granting Stockholders execute and perform this Agreement and grant an irrevocable proxy in the form attached hereto as Exhibit A (the "Irrevocable Proxy");

         WHEREAS, Sprint proposes to make a tender offer (as it may be amended from time to time as permitted under the Investment Agreement, with the Company's consent if required hereby, the "Offer") to purchase 1,250,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), for an aggregate cash consideration of $56,250,000 and at a price per share of Common Stock of $45 net to each seller in cash (such price, as may hereafter be changed, the "Offer Price"), upon the terms and subject to the conditions set forth in the Investment Agreement; and the Board of Directors of the Company has approved the Offer and the other transactions contemplated in the Investment Agreement and is recommending that the Company's stockholders who wish to receive cash for their shares of Common Stock accept the Offer;

         WHEREAS, immediately following the closing of the Offer, Sprint L.P. proposes to purchase 4,102,941 shares of Series A Convertible Preferred Stock, par value $.01 per share of Newco (the "Convertible Preferred Stock") in exchange for (i) an aggregate cash consideration of $23,750,000, (ii) the assignment to Newco of 100% of the Sprint Internet Passport Subscribers, (iii) entering enter into an agreement whereby Newco and the Company will utilize the Sprint brand under specified terms and conditions Newco and Newco Sub will, inter alia, have the right to use Sprint distribution channels under specified terms and conditions, and (iv) entering into a network agreement whereby Newco and the Company will utilize Sprint's long-distance network under specified terms and conditions.

         WHEREAS, Sprint shall provide Newco and the Company, as co-borrowers, with up to $25 million of Convertible Senior Debt financing (the "Convertible Debt Financing") on or after the Closing, with such amount to increase to up to $100 million over time, such indebtedness to be evidenced by one or more Convertible Senior Promissory Note(s) (the "Convertible Notes");

         WHEREAS, the closing of the Contribution and the other transactions referred to above other than the Offer shall take place concurrently with the merger of Newco Sub into the Company (the "Merger") and the conversion of each share of the Company's outstanding Common Stock into one share of Newco common stock, par value $.01 per share ("Newco Common Stock") pursuant to the Merger, in each case upon the terms and subject to the conditions set forth in the Investment Agreement and/or the Ancillary Agreements (as defined below);

         WHEREAS, Section 2.02(c) of the Investment Agreement includes as a condition to the obligations of Sprint and Sprint L.P. to consummate the transactions contemplated by the Investment Agreement and the Ancillary Agreements that the Granting Stockholders shall execute, deliver and fully perform this Agreement and that the terms and conditions of this Agreement shall have been otherwise satisfied in all material respects;

         WHEREAS, the Granting Stockholders desire to induce the parties to the Investment Agreement to execute, deliver and perform such agreement and the Ancillary Agreements and to satisfy the aforesaid condition to the Closing of the Investment Agreement;

         WHEREAS, capitalized terms used herein shall have the meaning set forth in the Investment Agreement unless otherwise defined herein.

         NOW, THEREFORE, in consideration of (i) the foregoing premises, (ii) the benefits to be received equally by all stockholders of the Company upon the execution, delivery and performance of the Investment Agreement and the Ancillary Agreements, (iii) the interest of Sprint and Sprint L.P. in purchasing shares of Common Stock from the Granting Stockholders and other stockholders of the Company in the Offer, (iv) the representations, warranties, covenants and agreements contained in this Agreement, the Investment Agreement and the Ancillary Agreements, and (v) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.     Agreement and Obligation to Tender. Each of the Granting
                ----------------------------------
Stockholders agrees to tender all of the shares of Common Stock which they own of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act as of the date hereof), which number of shares is set forth opposite the Granting Stockholder's name on Schedule A attached hereto in the precise manner in which such name it is set forth on the certificate evidencing the Shares (the "Owned

Shares"; which term shall include any and all other shares of capital stock or securities or rights issued or issuable in respect thereof on or after the date hereof), in accordance with the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements to such Offer to Purchase and Letter of Transmittal, shall definitively constitute the Offer). The Granting Stockholders understand and agree that the actual number of Owned Shares purchased by Sprint will vary depending upon the total number of shares of Common Stock validly tendered and not withdrawn at the expiration of the Offer and the obligation imposed on Sprint by Rule 14d-8 under the Exchange Act to prorate such purchases; provided, however, that Sprint shall not be obligated to purchase any shares of Common Stock in the Offer unless all of the conditions to the Offer have been satisfied or waived in accordance with the Investment Agreement.

         2.     Agreement and Obligation to Vote. (a) Each of the Granting
                --------------------------------
Stockholders agrees to cast, or cause to be cast, all of the votes represented by the Owned Shares (which for this purpose shall also include all shares of Newco Common Stock received upon conversion of the Owned Shares into Newco Common Stock pursuant to the Merger) which such Granting Stockholder has the right or power to vote, directly or indirectly, or has the right or power to vote by holding a proxy to vote such shares or otherwise, in favor of (a) the Merger, (b) the issuance and sale of the Convertible Preferred Stock, the Convertible Notes and the Newco Common Stock issuable upon conversion of the Convertible Preferred Stock and/or the Convertible Notes, in each case in accordance with the Investment Agreement and the applicable Ancillary Agreements, (c) the other transactions contemplated by the Investment Agreement and the Ancillary Agreements, and (d) any related matter that must be approved by the holders of Common Stock or Newco Common Stock in order for the transactions contemplated by the Investment Agreement or any Ancillary Agreement to be consummated.

         (b) In order to ensure that the voting agreement set forth in Section 2(a) will be fulfilled, each of the Granting Stockholders agrees to grant, and concurrently with the execution of this Agreement hereby grants, to Sprint Corporation an Irrevocable Proxy, coupled with an interest, with respect to all of the Owned Shares covered by the aforesaid voting agreement which the Granting Stockholder is entitled to vote, for and in the name, place and stead of such stockholder, at any annual or special meeting of the holders of Common Stock and at any adjournment or postponement thereof, or pursuant to any consent in lieu of a meeting, or otherwise for the matters described in Section 2(a). The Irrevocable Proxy granted by each of the Granting Stockholders constitutes the valid and effective irrevocable proxy, coupled with an interest, of each of the Granting Stockholders in respect of the Owned Shares within the meaning of
Section 212(e) of the Delaware General Corporation Law; revokes any proxy or proxies or powers of attorney heretofore given by any of the Granting Stockholders in respect of the Shares; shall remain in full force and effect and is and shall be irrevocable until the Closing of the Merger and the other transactions contemplated by the Investment Agreement and the Ancillary Agreements; and is coupled with an interest and an integral part of the benefits and obligations of each of the Granting Stockholders and the rights and benefits of Sprint and Sprint L.P.

         3.     Agreement Not to Dispose of Shares. Each Granting Stockholder
                ----------------------------------
hereby
covenants and agrees as follows between the date hereof and the Closing (as defined in the Investment Agreement):

                a. The Granting Stockholders will not, and will not agree to, directly or indirectly, (i) sell, transfer, assign, pledge, hypothecate, cause to be redeemed or repurchased or otherwise dispose of any of the Owned Shares, (ii) grant any proxy, power of attorney or interest in or with respect to the Shares, or (iii) enter into a voting agreement with respect to the Owned Shares, in any such case prior to the Closing of the Merger and the other transactions contemplated by the Investment Agreement and the Ancillary Agreements.

                b. The Granting Stockholders will cause the Company to have the certificates evidencing their shares bear substantially the following legend and to cause the Company to instruct its transfer agent to stop the transfer of any certificates bearing such legend that is not made in accordance with this Agreement:

                THE TRANSFER OF AND VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE PRIOR RIGHTS AND LIMITATIONS IMPOSED BY THE AGREEMENT TO VOTE AND TENDER STOCK DATED FEBRUARY 10, 1998 AMONG SPRINT CORPORATION, A KANSAS CORPORATION, SPRINT COMMUNICATIONS COMPANY L.P., AND CERTAIN GRANTING STOCKHOLDERS WHO ARE SIGNATORIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED BY THE COMPANY'S SECRETARY UPON WRITTEN REQUEST AND WITHOUT CHARGE.

         4.     Representations and Warranties. Each of the Granting
                ------------------------------
Stockholders severally represents and warrants to Sprint and Sprint L.P. as follows:

                a. Each Granting Stockholder that is an entity is a corporation, limited liability company or partnership that is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the power and authority to execute, deliver and perform this Agreement and to grant the Irrevocable Proxy. Each Granting Stockholder that is a natural person has the capacity and the full legal right to execute, deliver and perform this Agreement and to grant the Irrevocable Proxy.

                b. This Agreement and each Irrevocable Proxy have been duly executed and delivered and constitute a valid and binding agreement or irrevocable proxy (coupled with an interest), respectively, and are enforceable in accordance with their respective terms, except to the extent that the enforcement of this Agreement or the Irrevocable Proxy may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and
         (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

               c. The execution and delivery of this Agreement and of the Irrevocable Proxies did not, and the performance thereof, without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) to their knowledge, the certificate of incorporation or bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to the Granting Stockholder or the Owned Shares, or (iii) any Law applicable to the Granting Stockholders. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any party to a Contract is required by or with respect to the applicable Granting Stockholder or in connection with the execution and delivery of this Agreement or the applicable Irrevocable Proxy.

               d. Each of the Owned Shares has been duly and validly issued, is fully paid and nonassessable, is free and clear of all Liens, and is not subject to (i) any preemptive rights, (ii) right of first refusal,
         (iii) right to purchase, acquire or vote, (iv) power of attorney, or
         (v) any other right.

               e. Each Granting Stockholder has the sole power, right and authority to vote and to tender the Owned Shares in accordance with the terms of this Agreement and the Irrevocable Proxy.

         5.    Specific Performance. Each Granting Stockholder understands and
               --------------------
agrees that immediate irreparable damages for which there is no adequate remedy at law would occur in the event that any provision of this Agreement and/or the Irrevocable Proxy is not performed in accordance with the specific terms hereof or thereof or is otherwise breached. Accordingly, it is agreed that in the event of a failure by a Granting Stockholder to perform its obligations under this Agreement and/or the Irrevocable Proxy, Sprint and Sprint L.P. shall each be entitled to specific performance through injunctive relief to prevent breaches of the provisions of this Agreement and/or the Irrevocable Proxy and to enforce specifically the provisions of this Agreement and/or the Irrevocable Proxy in any Action instituted in any court having competent jurisdiction, in addition to any other remedy to which Sprint and Sprint L.P. may be entitled, at law or in equity.

         6.    Term. This Agreement and the obligations hereunder shall commence
               ----
on the date hereof and continue until the earlier of (a) the Closing of the Merger and the other transactions contemplated by the Investment Agreement and the Ancillary Agreements, or (b) the termination of the Investment Agreement pursuant to Section 6.01 thereof.

         7.    Miscellaneous Provisions. (a) Unless otherwise provided herein,
               ------------------------
any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and
(i) delivered by hand or sent by certified mail, return receipt requested, (ii) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (iii) if telexed or telecopied, with receipt confirmed as follows:

           Granting Stockholders           Hunton & Williams
           in care of their attorneys:     NationsBank Plaza, Suite 4100
                                           600 Peachtree Street, N.E.
                                           Atlanta, Georgia 30308-2216
                                           Attn: Scott M. Hobby, Esq.
                                           Telecopy No.: (404) 888-4190

           Sprint and Sprint L.P.:         Sprint Corporation
                                           2330 Shawnee Mission Parkway
                                           Westwood, Kansas 66205
                                           Attn: Chief Financial Officer
                                           Telecopy No.: (913) 624-8426

           with a copy to:                 Sprint Corporation
                                           2330 Shawnee Mission Parkway
                                           Westwood, Kansas 66205
                                           Attn: Corporate Secretary
                                           Telecopy No.: (913) 624-8233

           with an additional copy to:     Stinson, Mag & Fizzell, P.C.
                                           1201 Walnut, Suite 2800
                                           P.O. Box 419251
                                           Kansas City, Missouri  64141-6251
                                           Attn: John A. Granda, Esq.
                                           Telecopy No.: (816) 691-3495

The parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the Person or office to receive notices, requests or other communications under this Section 7(a). Notice shall be deemed to have been given as of the date when so personally delivered, three (3) days after when so deposited with the United States mail properly addressed, the next day when delivered during business hours to such overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, as the case may be, unless the sending party has actual Knowledge that such notice was not received by the intended recipient.

     (b) This Agreement and the Irrevocable Proxies embody the entire agreement and understanding of the Parties in respect to the matter contemplated hereby and thereby and supersede and render null and void all other prior agreements and understandings, written and oral, with respect to the subject matter hereof and thereof, provided that this provision shall not abrogate any other written agreement between the Parties executed simultaneously with this Agreement. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

     (c) Except as otherwise permitted in this Agreement, this Agreement may not be amended or supplemented, unless set forth in a writing signed by and delivered to, all the Parties and no Irrevocable Proxy may be amended or supplemented unless set forth in a writing signed by Sprint, Sprint L.P. and the Granting Stockholder who has granted such Irrevocable Proxy. Except as otherwise permitted in this Agreement or the Irrevocable Proxies, the terms or conditions of this Agreement and the Irrevocable Proxies may not be waived unless set forth in a writing signed by the Party or Parties entitled to the benefits thereof. No waiver of any of the provisions of this Agreement or the Irrevocable Proxies shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof or, in the case of the Irrevocable Proxies, any similar provision in another Irrevocable Proxy. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise provided in this Agreement or the Irrevocable Proxies, neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the Irrevocable Proxies will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     (d) Neither this Agreement or the Irrevocable Proxies nor any of the rights, interests or obligations under this Agreement or the Irrevocable Proxies shall be assigned or transferred, in whole or in part, by any of the Parties without the prior written consent of the other Parties; provided, however, that such assignment or transfer may be made by (i) Sprint or Sprint L.P. to any of its Affiliates, (ii) by any Affiliate of Sprint to any other Affiliate of Sprint, or (iii) pursuant to any merger, consolidation, reorganization or sale of substantially all of the assets of Sprint or such Affiliates (or any transaction having such effect). Subject to the preceding sentence, this Agreement and the Irrevocable Proxies will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     (e) This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

     (f) If any term or provision of this Agreement or the Irrevocable Proxies or the application thereof to any Party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or the Irrevocable Proxies or under any other circumstances, and the Parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each Party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     (g) This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall for all purposes be deemed to be an original but all of which, when taken together, shall constitute one and the same Agreement.

     (h) The captions and headings used in this Agreement and the Irrevocable Proxies are inserted for convenience only and shall not be deemed to constitute part of this Agreement or the Irrevocable Proxies, as the case may be, or to affect the construction or interpretation hereof or thereof.

     (i) Nothing in this Agreement or the Irrevocable Proxies, express or implied, shall create or confer upon any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement or the Irrevocable Proxies, except as expressly provided herein or therein.

     (j) Unless specifically stated otherwise, references to sections refer to sections in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

     (k) Each Granting Stockholder is a sophisticated legal entity or individual that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement and the Irrevocable Proxies. Accordingly, each Party hereby acknowledges that no Party has relied or will rely in respect of this Agreement or the Irrevocable Proxies or the transactions contemplated hereby or thereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or the Irrevocable Proxies or the documents and instruments delivered at the Closing.

     (l) No provision of this Agreement or the Irrevocable Proxies shall be interpreted in favor of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     (m) The Parties agree that any Action arising out of or relating to this Agreement or the Irrevocable Proxies shall be brought by the Parties and held and determined only in a Delaware state court or a federal court sitting in that state which shall be the exclusive venue of any such Action. Each Party waives any objection which such Party may now or hereafter have to the laying of venue of any such Action, and irrevocably consents and submits to the jurisdiction of any such court (and the appropriate appellate courts) in any such Action. Any and all service of process and any other notice in any such Action shall be effective against such Party when transmitted in accordance with subsection (a) of this Section 7. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law.

     (n) All representations, warranties and covenants in this Agreement or the Irrevocable Proxies shall survive the execution and delivery of this Agreement and shall continue for their respective statute of limitations period, except for any covenant which by its terms continues in effect for a longer time period, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Party or any information capable of being acquired by any Party.

     (o) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE IRREVOCABLE PROXIES.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

                                   EARTHLINK NETWORK, INC.


                                   By: /s/ Charles G. Betty
                                      --------------------------------
                                      Name:  Charles G. Betty
                                      Title: President and CEO


                                   DOLPHIN, INC.


                                   By: /s/ Charles G. Betty
                                      --------------------------------
                                      Name:  Charles G. Betty
                                      Title: President and CEO


                                   SPRINT CORPORATION


                                   By: /s/ Theodore H. Schell
                                      --------------------------------
                                      Name:  Theodore H. Schell
                                      Title: Vice President-Strategic
                                             Planning and Corporate
                                             Development


                                   SPRINT COMMUNICATIONS
                                   COMPANY L.P.
                                   By: US Telecom, Inc., General Partner


                                   By: /s/ Don A. Jensen
                                      --------------------------------
                                      Name:  Don A. Jensen
                                      Title: Vice President and Secretary



             SIGNATURE PAGE FOR AGREEMENT TO VOTE AND TENDER STOCK
             -----------------------------------------------------

                                        /s/ Sky D. Dayton
                                        ----------------------------
                                            Sky D. Dayton













             SIGNATURE PAGE FOR AGREEMENT TO VOTE AND TENDER STOCK
             -----------------------------------------------------

                                        /s/ Kevin M. O'Donnell
                                        ----------------------
                                            Kevin M. O'Donnell















             SIGNATURE PAGE FOR AGREEMENT TO VOTE AND TENDER STOCK
             -----------------------------------------------------

                                        /s/ Gregory Abbott
                                        ------------------
                                            Gregory Abbott

















             SIGNATURE PAGE FOR AGREEMENT TO VOTE AND TENDER STOCK
             -----------------------------------------------------

                                       /s/ Robert S. London
                                       -----------------------------------
                                           Robert S. London






              SIGNATURE PAGE FOR AGREEMENT TO VOTE AND TENDER STOCK

                                       /s/ George Abbott
                                       ---------------------------------
                                           George Abbott



             SIGNATURE PAGE FOR AGREEMENT TO VOTE AND TENDER STOCK

                                       STORIE PARTNERS L.P.


                                       By: /s/ Steven A. Ledger
                                          -----------------------------
                                          Name: Steven A. Ledger
                                          Title: Managing Partner



             SIGNATURE PAGE FOR AGREEMENT TO VOTE AND TENDER STOCK

                                  Schedule A
                                  ----------


                     Name and Address                             Owned Shares
                     ----------------                             ------------
Sky D. Dayton
3100 New York Drive
Pasadena, CA 91107                                                         1,500,000

Kevin M. O'Donnell
9919 Beverly Grove Drive
Beverly Hills, CA 90210                                                      944,614

Gregory Abbott
1200 Kessler Drive
Aspen, CO 81611                                                              427,212

Robert S. London
212 Aurora Drive
Montecito, CA 93108                                                          392,032

George Abbott
1285 South Ocean Boulevard
Palm Beach, FL 33480                                                         203,364

Storie Partners LP
c/o Coman and Cohen
One Bush Street, Suite 1350
San Francisco, CA 94104                                                      521,892